Samaritan Expands Revenue Opportunities with Marketing Authorization Approval for HIV Drug Amphocil in Cyprus

Samaritan Currently Markets AMPHOCIL in Greece and ELAPRASE and REPLAGAL in Greece and Cyprus

LAS VEGAS November 8, 2007—Samaritan Pharmaceuticals, Inc. (AMEX:LIV — News) is pleased to announce that its subsidiary Samaritan Pharmaceuticals Europe, S.A. has received notification, from the Cyprus Ministry of Health, that its marketing authorization for HIV fungus drug Amphocil has been approved in Cyprus. The Cyprus Ministry of Health is the competent authority to grant approvals to market pharmaceutical drugs in Cyprus, similar to the FDA in the United States.

Eugene Boyle, CFO of Samaritan Pharmaceuticals stated, “We anticipate starting sales of Amphocil in Cyprus shortly after we establish an official price with the Minister of Health. It is exciting to see Samaritan’s business strategy, to sell approved specialty drugs in Greece and Eastern Europe, expanding and growing revenue opportunities.”

About AMPHOCIL: Amphocil, an injection, is a lipid form of amphotericin B indicated for the treatment of invasive aspergillosis, a life threatening systemic fungal infection.

List of In-licensed Products: http://www.samaritanpharma.com/marketed_products.asp

Samaritan Pharmaceuticals: ``Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for hypercholesterolemia patients and the use of SP-10T1 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell eleven revenue-generating products in various Eastern European countries.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed August 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown, Investor Relations

(702) 735-7001

RichardBrown@SamaritanPharma.com

Kristi Eads, Business Development

(702) 735-7001

KristiEads@SamaritanPharma.com